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                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Asarco Cyprus Incorporated of our report dated February 11, 1999 relating to the consolidated financial statements, which appears in the Cyprus Amax Minerals Company 1998 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 11, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Denver, Colorado
August 20, 1999